Exhibit 99.01

Keynote Reports Fiscal Second Quarter 2008 Results

  Total Revenue of $17.6 Million Increased 6% Compared to Fiscal Second Quarter 2007
  GAAP Loss Per Share Was $0.08 Compared to GAAP Earnings Per Diluted Share of $0.00 in Fiscal Second Quarter 2007
  Non-GAAP Earnings Per Share Were $0.03 Compared to Non-GAAP Earnings Per Share of $0.08 in the Fiscal Second Quarter 2007
  Net Deferred Revenue Was $25.2 Million, Up 29% Compared to March 31, 2007
  5.0 Million Shares of Common Stock Repurchased Since Program Established in November 2007, Representing 28% of Outstanding Shares at September 30, 2007
  Second Quarter Results Met Company’s Previous Revenue and GAAP Earnings Guidance and Exceeded Non-GAAP Earnings Guidance

SAN MATEO, Calif.--(BUSINESS WIRE)--Keynote Systems (Nasdaq:KEYN), the global leader in on-demand mobile and Internet test & measurement solutions for continuously improving the online experience, announced financial results for its fiscal second quarter ended March 31, 2008.

Umang Gupta, chairman and CEO of Keynote, said: “During the quarter, our mobile business grew as expected, and we posted $6.3 million in revenue, up 45 percent compared to second quarter 2007. The mobile business did even better than the revenue would indicate by contributing strongly to the growth in net deferred revenues, which reached $25.2 million.”

“While the economic climate has impacted our consulting engagements, our Internet test and measurement (ITM) subscriptions performed better than anticipated. As expected, our single-page, single-device revenue has decreased to 16 percent of our total ITM subscriptions, and we remain on track to reach our estimate of single-page, single-device revenue contributing only 10 percent of ITM subscriptions by September 2008. We are encouraged by our ITM performance, as we were able to generate additional revenue with new customers and competitive wins especially with our multi-page transaction and broadband offerings,” continued Gupta.

Second Quarter 2008 Financial Summary

Revenue for the second quarter of fiscal year 2008 was $17.6 million, down from $17.7 million in the first quarter of fiscal year 2008 and up from $16.7 million in the second quarter of fiscal year 2007. Net loss for the second quarter of fiscal year 2008 was $1.3 million or $0.08 per share, reflecting the company’s continued investment in sales and marketing. The net loss included a $45,000 charge for estimated income tax expense, $1.2 million in stock-based compensation expenses, and a $753,000 charge for amortization of intangible assets required under generally accepted accounting principles (GAAP). This compared to net loss of $744,000 or $0.04 per share, for the preceding quarter, which included a $244,000 charge for estimated income tax expense, $1.1 million in stock-based compensation expenses, and a $742,000 charge for amortization of intangible assets. Net income for the second quarter of fiscal year 2007 was $30,000, or $0.00 per diluted share, which included a $193,000 income tax benefit, $1.0 million in stock-based compensation expenses, and a $760,000 charge for amortization of intangible assets.

The non-GAAP net income for the quarter was $496,000, or $0.03 per diluted share, compared to non-GAAP net income of $1.1 million, or $0.06 per diluted share, for the preceding quarter, and non-GAAP net income of $1.4 million, or $0.08 per diluted share, for the second quarter a year ago. The company defines non-GAAP net income as net income adjusted for provision for income tax, stock-based compensation expense, and amortization of purchased intangibles less cash tax expense. Non-GAAP net income per share equals non-GAAP net income divided by the weighted diluted share count as of the period end.

Cash Flow and Deferred Revenue Summary

In the second quarter of fiscal year 2008, cash provided by operating activities was $2.5 million compared to $330,000 in the prior quarter and $6.8 million in the second quarter of 2007. Cash used for purchases of property, equipment and software totaled $1.0 million for the second quarter of 2008, compared to $1.4 million in the prior quarter and $1.4 million for the same period last year. Keynote generated free cash flow, defined as cash flow from operations less cash used for purchases of property, equipment, and software, of $1.5 million for the quarter, compared to ($1.0) million in the prior quarter and $5.5 million for the same period last year.

Keynote’s net deferred revenue was $25.2 million at March 31, 2008, up 29 percent from $19.5 million at March 31, 2007. Keynote’s gross deferred revenue, defined as the sum of net deferred revenue and unpaid deferred revenue, was $31.5 million at March 31, 2008, up 10 percent compared to $28.8 million at December 31, 2007 and up 21 percent from $26.1 million at March 31, 2007.

The company had $55.1 million in total cash, cash equivalents and short-term investments as of March 31, 2008. During the quarter, the company repurchased approximately 4.3 million shares for approximately $50.2 million. The total shares outstanding, net of treasury shares, as of the end of March 31, 2008 was 13.8 million as compared to 17.4 million as of March 31, 2007.

“We have recently purchased 5 million shares representing 28 percent of our outstanding shares at September 30, 2007. Now we have reduced our total number of outstanding shares to about half of the level of shares outstanding five years ago. We have maintained a strong balance sheet, and we believe our asset mix is well positioned to fund continuing operations and potential acquisitions,” concluded Gupta.

Operational Metrics Summary

As of March 31, 2008, Keynote’s total worldwide customer base was approximately 2,700 companies. Keynote currently provides its services to 54 percent of the comScore Media Metrix’s top 50 Web sites and approximately 47 percent of the Fortune 100 companies. As of March 31, 2008, Keynote measured approximately 13,000 Internet pages, as compared to 10,500 Internet pages in the same quarter a year ago.

Expectations for the Third Quarter of Fiscal Year 2008

The statements in this section of this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Keynote currently expects the following for the third fiscal quarter ending June 30, 2008:

  Total revenue is expected to be between $18.5 million and $19.0 million.
  Net loss per share is expected to be between ($0.08) and ($0.03).
  Non-GAAP earnings per share are expected to be between $0.00 and $0.05.

The above guidance was based on the following assumptions. Total stock-based compensation expense and amortization of intangible assets is currently expected to be approximately $1.9 million. Depreciation is expected to be approximately $1.4 million. Interest income, net is expected to be approximately $500,000, assuming no material changes in interest rates and currently planned use of cash. Cash paid for income taxes is expected to be approximately $800,000, assuming no changes in required tax payments. Basic weighted average shares outstanding are expected to be approximately 13.8 million shares and diluted weighted average shares outstanding are expected to be approximately 14.1 million shares, assuming no additional issuances of equity or equity-related securities. This guidance does not reflect the impact of the recently-announced Zandan acquisition and its associated costs, which we plan on calling out separately over the next two quarters until the new subsidiary is well integrated, and we begin the next fiscal year.

Conference Call

Keynote will host a conference call and simultaneous webcast at 2:00 pm (PDT) today, April 29, 2008. To access the call in the U.S., please dial (866) 271-6228; international callers please dial (706) 679-4457, approximately 10 minutes prior to the start of the conference call. The webcast of the call will be available at the investor section of the company’s web site at www.keynote.com. The replay will be available after the call by telephone by dialing (800) 642-1687 in the U.S. and (706) 645-9291 internationally; the pass code is # 42596169. The webcast is at the investor section of the company’s web site at www.keynote.com.

Forward-Looking Statements

This press release contains forward-looking statements that are not purely historical regarding the Company or management’s intentions, hopes, beliefs, expectations and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Company’s current expectations.

Forward-looking statements in this release include, but are not limited to, forecasts concerning Keynote’s expected total revenue, GAAP and Non-GAAP earnings or loss per share, and the related underlying assumptions in calculating those amounts, future acquisitions and other future financial results. It is important to note that actual outcomes and Keynote’s actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as Keynote’s ability to successfully market and sell its current services to new or existing customers, Keynote’s ability to develop and introduce new services in a timely manner and customer acceptance of new services, the extent to which demand for Keynote’s various services fluctuates and the extent to which revenue from other service lines can increase, the extent to which existing customers renew their subscriptions and purchase additional services, particularly enterprise customers, Keynote’s ability to attract and retain customers of SIGOS, Keynote’s ability to operate SIGOS and its other international operations and manage related costs successfully, Keynote’s ability to retain key employees, pricing pressure with respect to Keynote’s services, Keynote’s ability to increase sales of its other services, and the risk that its prior organizational changes will not result in improved results, unforeseen expenses, competition in Keynote’s markets, costs associated with the Zandan acquisition or any future acquisitions, the effect of acquisitions by competitors in Keynote’s target markets, Keynote’s ability to keep pace with changes in the mobile and Internet infrastructure as well as other technological changes, and the success of Keynote’s international operations. Readers should also refer to the risks outlined in Keynote’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its fiscal year ended September 30, 2007, and its quarterly reports on Form 10-Q and any current reports on Form 8-K filed during the fiscal year.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information available to Keynote as of the date of this press release, and Keynote assumes no obligation to update any such forward-looking statement or reasons why results might differ.

Non-GAAP Measures

This press release includes information on Non-GAAP net income, Non-GAAP net earnings per share, free cash flow and gross deferred revenues. These measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Non-GAAP net income is calculated by adjusting GAAP net income for provision for income taxes less cash tax expense, stock-based compensation expense and amortization of purchased intangibles. Non-GAAP earnings per share is calculated by dividing Non-GAAP net income by the weighted average number of diluted shares outstanding for the period. Free cash flow is defined as cash flow from operations less cash used for purchases of property, equipment, and software. Gross deferred revenue is defined as the sum of net deferred revenue and unpaid deferred revenue. These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and because these amounts are not determined in accordance with GAAP, they should not be used exclusively in evaluating its business and operations. Because the Company has made a number of acquisitions in the past, as well as because of the effect of SFAS 123(R), the Company’s financial statements have changed significantly from prior periods. Accordingly, the Company believes that this Non-GAAP information is useful as an additional means for investors to evaluate the Company’s operating performance, when reviewed in conjunction with the Company’s GAAP financial statements. Management also reviews this information as an additional means for measuring the performance of the Company. The Company compensates for these limitations by realizing that. The Company will add this disclosure in future press releases.

About Keynote

Keynote Systems (Nasdaq “KEYN”) is the global leader in on-demand test & measurement solutions for continuously improving the online experience. As an independent and trusted third-party, Keynote provides IT and marketing executives with an unbiased view into their Internet services from around the world. For over a decade, Keynote has been providing measurement data and testing capabilities that allow companies to understand and improve their customer’s online and mobile experience. Keynote has four test and measurement businesses: Web performance, mobile quality, streaming & VoIP, and customer experience/UX. In addition, Keynote’s industry analysis group called Keynote Competitive Research publishes proprietary studies measuring customer experience and service levels across a wide range of industries.

Known as The Mobile and Internet Performance Authority™, Keynote has a market-leading infrastructure of 2,400 measurement computers and mobile devices in over 240 locations around the world. Keynote also maintains one of the most representative panels of online users consisting of 160,000 consumers. Keynote’s on-demand, hassle-free infrastructure allows businesses to access services they need, when they need them to pinpoint and fix mobile quality and Internet problems before they impact customers.

Keynote helps over 2,700 corporate customers become “the best of the best” by helping them improve online business performance and mobile communications quality. Keynote’s customers represent top Internet and mobile companies including American Express, BP, Caterpillar, Dell, Disney, eBay, E*TRADE, Expedia, FedEx, Microsoft, SonyEricsson, Sprint, T-Mobile, Verizon and Vodafone.

Keynote Systems, Inc. is headquartered in San Mateo, California and can be reached at www.keynote.com or by phone in the U.S. at (650) 403-2400.

Keynote, The Internet Performance Authority and Perspective are registered trademarks and The Mobile and Internet Performance Authority and True Experience are trademarks of Keynote Systems, Inc. Other trademarks are the property of their respective owners. © 2007 Keynote Systems, Inc.

Keynote Systems, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended			Six months ended
	Mar 31	Dec 31	Mar 31	Mar 31	Mar 31
	2008	2007	2007	2008	2007
Net revenue:
Subscription services	$11,092	$10,872	$10,733	$21,964	$21,240
Ratable licenses	4,605	4,002	3,203	8,607	5,409
Professional services	1,937	2,846	2,778	4,783	5,880
Total revenue, net	17,634	17,720	16,714	35,354	32,529

Costs and expenses:
Costs of revenue:
Direct costs of subscription services	2,225	2,111	2,110	4,336	4,168
Direct costs of ratable licenses	1,111	1,603	730	2,714	1,813
Direct costs of professional services	1,794	1,805	2,207	3,599	4,330
Operations	2,024	2,003	1,948	4,027	3,790
Development	3,160	3,133	2,877	6,293	5,749
Amortization of intangible assets - software	211	205	187	416	370
Total costs of revenue	10,525	10,860	10,059	21,385	20,220
Sales and marketing	6,529	5,767	5,037	12,296	9,666
General and administrative	2,501	2,487	2,378	4,988	4,757
Excess occupancy income, net	(309)	(281)	(21)	(590)	(48)
Amortization of intangible assets - other	542	537	573	1,079	1,149
Total costs and expenses	19,788	19,370	18,026	39,158	35,744

Loss from operations	(2,154)	(1,650)	(1,312)	(3,804)	(3,215)

Interest income and other, net	881	1,150	1,149	2,031	2,270

Loss before (provision) benefit for income taxes	(1,273)	(500)	(163)	(1,773)	(945)

(Provision) benefit for income taxes	(45)	(244)	193	(289)	1,239

Net (loss) income	$(1,318)	$(744)	$30	$(2,062)	$294

Net (loss) income per share:
Basic	$(0.08)	$(0.04)	$0.00	$(0.12)	$0.02
Diluted	$(0.08)	$(0.04)	$0.00	$(0.12)	$0.02

Weighted average common shares outstanding:
Basic	16,130	18,237	17,284	17,180	17,199
Diluted	16,130	18,237	17,986	17,180	17,827

Keynote Systems, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2008	September 30, 2007

Assets
Current assets:
Cash and cash equivalents	$37,576	$42,875
Short-term investments	17,528	65,060
Total cash, cash equivalents and short-term investments	55,104	107,935
Accounts receivable	7,552	5,988
Prepaids, deferred costs and other current assets	3,516	2,703
Inventories	1,463	1,059
Deferred tax assets	4,068	3,922
Total current assets	71,703	121,607

Deferred costs	1,907	1,301
Property and equipment, net	35,778	35,480
Goodwill	67,357	63,129
Identifiable intangible assets, net	6,817	7,963

Total assets	$183,562	$229,480

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,590	$2,285
Accrued expenses	12,423	11,656
Current portion of capital lease obligation	19	24
Deferred revenue	24,058	19,824
Total current liabilities	38,090	33,789

Long-term portion of capital lease obligation	27	31
Deferred rent and other long term liabilities	2,027	292
Long-term deferred revenue	1,169	2,136
Long-term deferred tax liability	1,507	2,347
Total liabilities	42,820	38,595

Stockholders' equity:
Common stock	17	18
Treasury stock	(38,217)	(1,151)
Additional paid-in capital	308,959	325,525
Accumulated deficit	(142,170)	(140,188)
Accumulated other comprehensive income	12,153	6,681

Total stockholders' equity	140,742	190,885

Total liabilities and stockholders' equity	$183,562	$229,480

Keynote Systems, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended		Six Months ended
	Mar 31	Mar 31	Mar 31	Mar 31
	2008	2007	2008	2007

Cash flows from operating activities:
Net (loss) income	$(1,318)	$30	$(2,062)	$294
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	1,321	1,086	2,608	2,179
Stock-based compensation	1,160	1,004	2,260	1,924
Charges to bad debt and billing adjustment reserves	47	65	98	148
Amortization (accretion) of debt investment premium (discount)	289	(50)	(262)	(295)
Amortization of identifiable intangible assets	753	760	1,495	1,519
Deferred tax benefit	-	(1,412)	-	(887)
Changes in operating assets and liabilities, net	272	5,364	(1,283)	6,645
Net cash provided by operating activities	2,524	6,847	2,854	11,527

Cash flows from investing activities:
Purchase of property, equipment and software	(1,033)	(1,383)	(2,384)	(2,087)
Purchase of businesses and assets, net	-	-	-	(307)
Earnout payment for acquisition of business	-	(10,587)	-	(10,587)
Sales (purchases) of short-term investments, net	40,450	(4,967)	47,978	(3,934)
Net cash provided by (used in) investing activities	39,417	(16,937)	45,594	(16,915)

Cash flows from financing activities:
Payment of capital lease obligations	(7)	(8)	(14)	(23)
Repurchase of outstanding common stock	(49,156)	-	(58,971)	-
Proceeds from issuance of common stock and exercise of stock options	1,477	2,545	3,072	3,290
Net cash provided by (used in) financing activities	(47,686)	2,537	(55,913)	3,267

Effect of exchange rate changes on cash and cash equivalents	1,758	117	2,166	200

Net decrease in cash and cash equivalents	(3,987)	(7,436)	(5,299)	(1,921)
Cash and cash equivalents at beginning of the period	41,563	51,177	42,875	45,662

Cash and cash equivalents at end of the period (1)	$37,576	43,741	$37,576	$43,741

(1) Excludes $17.5 million and $49.5 million of short-term investments at March 31, 2008 and March 31, 2007, respectively.

Keynote Systems, Inc. and Subsidiaries

GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share data)
(Unaudited)

	Three months ended			Six months ended
	Mar 31	Dec 31	Mar 31	Mar 31	Mar 31
	2008	2007	2007	2008	2007
Revenue categories:

Internet Subscriptions	$8,881	$8,877	$9,040	$17,758	$17,924
Internet Engagements	1,019	1,596	1,333	2,615	2,830
Subtotal Internet Revenue	9,900	10,473	10,373	20,373	20,754

Mobile Subscriptions	1,654	1,340	1,113	2,994	2,110
Mobile Ratable Licenses	4,605	4,002	3,203	8,607	5,409
Subtotal Mobile Revenue	6,259	5,342	4,316	11,601	7,519

CEM Subscriptions	557	655	580	1,212	1,207
CEM Engagements	918	1,250	1,445	2,168	3,049
Subtotal CEM Revenue	1,475	1,905	2,025	3,380	4,256
Total Revenue, net	$17,634	$17,720	$16,714	$35,354	$32,529

Non-GAAP net income (loss) and income (loss) per share:

GAAP net (loss) income	$(1,318)	$(744)	$30	$(2,062)	$294
Provision (benefit) for income taxes	45	244	(193)	289	(1,239)
Stock-based compensation (a)	1,160	1,100	1,004	2,260	1,924
Amortization of intangible assets - other	542	537	573	1,079	1,149
Amortization of intangible assets - software	211	205	187	416	370
Non GAAP income before income tax	640	1,342	1,601	1,982	2,498
Cash tax expense	144	222	240	366	586
Non GAAP net income	$496	$1,120	$1,361	$1,616	$1,912

Weighted average common shares outstanding (diluted):	16,459	19,091	17,986	17,765	17,827
Non GAAP income per share	$0.03	$0.06	$0.08	$0.09	$0.11

(a) Stock-based compensation by category:
Direct costs of ratable licenses	$66	$49	$40	$115	$81
Direct costs of professional services	124	115	128	239	264
Operations	178	145	144	323	290
Development	274	230	209	504	419
Sales and marketing	413	327	316	740	596
General and administrative	105	234	167	339	274
	$1,160	$1,100	$1,004	$2,260	$1,924

Keynote Systems, Inc. and Subsidiaries

REVENUE DETAIL
(In thousands)
(Unaudited)

	Three months ended				Year ended
	Dec 31	March 31	June 30	Sept 30	Sept 30

FY 2008

Internet Subscriptions	$8,877	$8,881	$-	$-	$17,758
Internet Engagements	1,596	1,019	-	-	2,615
Subtotal Internet Revenue	10,473	9,900	-	-	20,373

Mobile Subscriptions	1,340	1,654	-	-	2,994
Mobile Ratable Licenses	4,002	4,605	-	-	8,607
Subtotal Mobile Revenue	5,342	6,259	-	-	11,601

CEM Subscriptions	655	557	-	-	1,212
CEM Engagements	1,250	918	-	-	2,168
Subtotal CEM Revenue	1,905	1,475	-	-	3,380
Total Revenue, Net	$17,720	$17,634	$-	$-	$35,354

FY 2007

Internet Subscriptions	$8,884	$9,040	$9,129	$8,858	$35,911
Internet Engagements	1,497	1,333	1,720	1,426	5,976
Subtotal Internet Revenue	10,381	10,373	10,849	10,284	41,887

Mobile Subscriptions	997	1,113	1,158	1,080	4,348
Mobile Ratable Licenses	2,206	3,203	3,443	4,368	13,220
Subtotal Mobile Revenue	3,203	4,316	4,601	5,448	17,568

CEM Subscriptions	626	580	593	603	2,402
CEM Engagements	1,605	1,445	1,344	1,503	5,897
Subtotal CEM Revenue	2,231	2,025	1,937	2,106	8,299
Total Revenue, Net	$15,815	$16,714	$17,387	$17,838	$67,754

FY 2006

Internet Subscriptions	$8,782	$8,876	$8,909	$9,096	$35,663
Internet Engagements	1,127	905	714	1,103	3,849
Subtotal Internet Revenue	9,909	9,781	9,623	10,199	39,512

Mobile Subscriptions	539	488	855	962	2,844
Mobile Ratable Licenses	-	-	1,094	1,447	2,541
Subtotal Mobile Revenue	539	488	1,949	2,409	5,385

CEM Subscriptions	499	583	590	647	2,319
CEM Engagements	2,769	1,887	1,705	1,931	8,292
Subtotal CEM Revenue	3,268	2,470	2,295	2,578	10,611
Total Revenue, Net	$13,716	$12,739	$13,867	$15,186	$55,508

FY 2005

Internet Subscriptions	$8,625	$8,783	$9,160	$8,883	$35,451
Internet Engagements	822	1,082	881	1,026	3,811
Subtotal Internet Revenue	9,447	9,865	10,041	9,909	39,262

Mobile Subscriptions	803	338	442	585	2,168

CEM Subscriptions	595	531	441	432	1,999
CEM Engagements	2,743	2,431	2,541	2,548	10,263
Subtotal CEM Revenue	3,338	2,962	2,982	2,980	12,262
Total Revenue, Net	$13,588	$13,165	$13,465	$13,474	$53,692

Keynote Systems, Inc. and Subsidiaries

DEFERRED REVENUE
(In thousands)
(Unaudited)

	March 31, 2008	December 31, 2007	March 31, 2007

Deferred revenue, net
Domestic	$6,818	$7,198	$6,639
International	18,409	15,054	12,903
Total	$25,227	$22,252	$19,542

Add back: unpaid deferred revenue
Domestic	$2,276	$1,406	$4,608
International	4,043	5,145	1,993
Total	$6,319	$6,551	$6,601

Deferred revenue, gross
Domestic	$9,094	$8,604	$11,247
International	22,452	20,199	14,896
Total	$31,546	$28,803	$26,143

CONTACT:
Keynote Systems, Inc.
Dan Berkowitz, 650-403-3305 (Public Relations)
dberkowitz@keynote.com
or
for Keynote Systems, Inc.
Kirsten Chapman, 415-433-3777 (Investor Relations)
kchapman@lhai.com